                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

  Filed by the registrant [X]
  Filed by a party other than the registrant [_]
  Check the appropriate box:
  [X] Preliminary proxy statement
  [_] Definitive proxy statement
  [_] Definitive additional materials
  [_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          CUMMINS ENGINE COMPANY, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

  CUMMINS ENGINE COMPANY, INC., 500 JACKSON ST., COLUMBUS, IN 47201 (812) 377-
                                      3269
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

  Payment of filing fee (Check the appropriate box):
  [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
  11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transactions applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4) Proposed maximum aggregate value of transaction:

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)Amount previously paid:

                               ----------------

  (2)Form, schedule or registration statement no.:

                               ----------------

  (3)Filing party:

                               ----------------

  (4)Date filed:

                               ----------------

                          CUMMINS ENGINE COMPANY, INC.
           500 JACKSON STREET, BOX 3005, COLUMBUS, INDIANA 47202-3005
                                PROXY STATEMENT

  This proxy statement is being furnished in connection with the solicitation by the Board of Directors of Cummins Engine Company, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, April 5, 1994, and at any adjournment thereof (the "Annual Meeting"). This proxy statement, together with the enclosed proxy, is first being mailed to the shareholders of the Company on or about March 3, 1994.

  Holders of the Corporation's Common Stock of record at the close of business on February 18, 1994 are entitled to vote at the Annual Meeting. On that date there were issued and outstanding 41,554,492 shares of Common Stock, each of which is entitled to one vote.

  Each share of Common Stock represented by a properly executed proxy will be voted at the Annual Meeting in accordance with the instructions indicated on that proxy, unless such proxy has been previously revoked. If no instructions are indicated on a signed proxy, the shares represented by such proxy will be voted as recommended by the Board of Directors.

  A shareholder may revoke the proxy at any time before it is voted by delivering to the Secretary of the Company written notice of such revocation. This notice must include the number of shares for which the proxy had been given and the name of the shareholder of such shares as it appears on the stock certificate(s) evidencing ownership of such shares. In addition, any shareholder who has executed a proxy but is present at the Annual Meeting will be entitled to cast its vote in person instead of by proxy, thereby cancelling the previously executed proxy.

                          PRINCIPAL SECURITY OWNERSHIP

  The following table identifies those shareholders known to the Company to be the beneficial owners of more than five percent of the Common Stock of the Company and shows as to each such shareholder as of February 25, 1994 (i) the number of shares beneficially owned by such shareholder(s) and the nature of such beneficial ownership and (ii) the percentage of the entire class of Common Stock so beneficially owned:

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT
                                                       OWNERSHIP     OF CLASS
                                                   ----------------- --------
      Ford Motor Company                               3,200,000(1)    7.7%
       The American Road
       Dearborn, MI 48121
      Tenneco Inc. General Employee Benefit Trust      3,200,000(2)    7.7%
       c/o Bankers Trust Company
       3000 Two Houston Center
       909 Fannin, Suite 3000
       Houston, TX 77010
      Cummins Engine Company, Inc.                     2,325,189       5.6%
       and Affiliates Employee
       Stock Ownership Trust
       c/o The Northern Trust Company
       50 South LaSalle Street
       Chicago, IL 60675

- ---------
(1) These shares were issued to Ford Motor Company pursuant to an Investment Agreement between the Company and Ford (the "Ford Investment Agreement"). In addition, Ford has an option to acquire an additional 2,961,404 shares pursuant to a Stock Option Agreement between the Company and Ford (the "Ford Option Agreement") which, if exercised, would result in Ford having beneficial ownership of 14.8% of the Company's outstanding Common Stock. Following exercise of the option, Ford is permitted to increase its beneficial ownership of the Company's outstanding Common Stock to 20% by purchasing shares in the open market. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders."
(2) These shares were originally issued to Tenneco Inc. pursuant to an Investment Agreement between the Company and Tenneco (the "Tenneco Investment Agreement"). On December 29, 1993, the shares were transferred by Tenneco to the master trust for retirement plans of Tenneco and its subsidiaries. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders."

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

  It is intended that votes will be cast pursuant to the accompanying proxy for the election of the fourteen nominees listed below, all of whom are presently directors of the Company. All directors will serve for the ensuing year and until their respective successors are elected and qualified. A shareholder may withhold authority from such shareholder's proxy to vote for the election of any or all of the nominees listed below.

  The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If, for any reason, one or more of such persons should be unable to serve, it is intended that votes will be cast for a substitute nominee or nominees designated by the Board of Directors unless the Board of Directors decides to reduce the number of directors.

  Messrs. Donaldson and Mead have been nominated to serve as directors of the Company pursuant to the terms of the Ford Investment Agreement and Tenneco Investment Agreement, respectively. See "Other Agreements and Transactions With Directors, Officers and Certain Shareholders" below.

  The names of the nominees for directors, together with certain information regarding them, are set forth below. Biographical sketches of these nominees, which include their business experience during the past five years and directorships of other corporations, are provided on pages 25 through 31 of this proxy statement.

                                       AMOUNT AND
                                       FIRST YEAR  NATURE OF BENEFICIAL PERCENT
                                        ELECTED A    OWNERSHIP AS OF      OF
       NAME AND OCCUPATION         AGE DIRECTOR(1) FEBRUARY 28, 1994(2)  CLASS
       -------------------         --- ----------- -------------------- -------
Harold Brown.....................   66    1985               400(3)         *
 Counselor, Center for Strategic
  & International Studies; Part-
  ner, Warburg, Pincus & Co.,
  venture banking firm
Robert J. Darnall................   55    1989             1,000            *
 Chairman, President and Chief
  Executive Officer, Inland Steel
  Industries, Inc., steel manu-
  facturing and materials distri-
  bution
James D. Donaldson...............   51    1993                 0(4)         *
 Vice President, Ford Motor Com-
  pany, automotive manufacturer
Walter Y. Elisha.................   61    1991             1,000            *
 Chairman and Chief Executive Of-
  ficer, Springs Industries,
  Inc., manufacturer of home fur-
  nishings, industrial and spe-
  cialty fabrics
Hanna H. Gray....................   63    1977               200            *
 President Emeritus and Professor
  of History, University of Chi-
  cago
James A. Henderson...............   59    1974            65,843(5)         *
 President and Chief Operating
  Officer of Cummins
Dana G. Mead.....................   58    1993                 0(6)         *
 President and Chief Operating
  Officer, Tenneco Inc., a diver-
  sified industrial corporation
J. Irwin Miller..................   84    1934           669,028(7)       1.6%
 Chairman of the Executive Com-
  mittee of Cummins
William I. Miller................   37    1989            35,361(8)         *
 Chairman, Irwin Financial Corpo-
  ration, financial services com-
  pany
Donald S. Perkins................   66    1974             4,000            *
 Former Chairman, Jewel Compa-
  nies, Inc., diversified retail-
  ing
William D. Ruckelshaus...........   61    1974             1,000            *
 Chairman of the Board and Chief
  Executive Officer of Browning-
  Ferris Industries, Inc., waste
  management services company
Henry B. Schacht.................   59    1969            95,799(9)         *
 Chairman of the Board and Chief
  Executive Officer of Cummins
Franklin A. Thomas...............   59    1973               641            *
 President, The Ford Foundation
J. Lawrence Wilson...............   58    1990             2,000            *
 Chairman and Chief Executive Of-
  ficer, Rohm and Haas Company,
  chemicals and plastics manufac-
  turing

- ---------
  *Less than 1%.
(1) Except for Mr. Ruckelshaus, each Director has served continuously since the year indicated. Mr. Ruckelshaus served on the Board of Directors from 1974 until 1983 when he returned to Federal Government service and was reelected to the Board of Directors in 1985.
(2) Except as indicated, the voting and investment powers of the shares listed are held solely by the reported owner.
(3) These shares are owned by a trust, of which Mr. Brown is a co-trustee, settlor and beneficiary.
(4) See note (1) to the Principal Security Ownership table regarding Ford Motor Company's beneficial ownership of the Company's Common Stock.
(5) Includes 5,000 shares which Mr. Henderson has the right to acquire within the next 60 days through the exercise of stock options. Also included are 400 shares held by Mr. Henderson's wife who has sole voting and investment powers thereof. Does not include 25,000 shares earned but deferred for later distribution under the Company's Performance Share Plan.
(6) See note (2) to the Principal Security Ownership table regarding beneficial ownership by the Tenneco Inc. General Employee Benefit Trust of the Company's Common Stock. Mr. Mead is a member of the Investment Committee of the Tenneco Inc. General Employee Benefit Trust.
(7) Includes 642,486 shares beneficially owned by Mr. Miller with sole voting and investment powers and 26,542 shares beneficially owned by Mr. Miller's wife, Xenia S. Miller, with sole voting and investment powers.
(8) Includes 21,768 shares beneficially owned by Mr. Miller with sole voting and investment powers and 13,593 shares beneficially owned by Mr. Miller's children. Mr. W. I. Miller is Mr. J. I. Miller's son.
(9) Includes 5,000 shares which Mr. Schacht has the right to acquire within the next 60 days through the exercise of stock options. Does not include 30,000 shares earned but deferred for later distribution under the Company's Performance Share Plan.
                   THE BOARD OF DIRECTORS AND ITS COMMITTEES


  The Board of Directors held seven meetings during 1993. Except for Mr. Mead, all of the directors attended 75% or more meetings of the Board and Committees on which they served.

  The Board of Directors has established seven standing committees. The functions performed by certain of these committees and the members of the Board of Directors currently serving on these committees are as follows:

  Audit Committee. The members of the Audit Committee are D. S. Perkins (Chairman), H. H. Gray, W. D. Ruckelshaus and J. L. Wilson. The Committee reviews the accounting and auditing principles and procedures of the Company. The Audit Committee reviews the scope, timing, and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee met four times during 1993.

  Compensation Committee. The members of the Compensation Committee are H. H. Gray (Chairman), H. Brown, D. S. Perkins, W. D. Ruckelshaus and F. A. Thomas. The Compensation Committee administers and determines eligibility for and makes awards under the Company's stock option and other stock incentive plans. The Committee also reviews and evaluates the

Company's executive compensation standards and practices, including salaries, bonus distributions, deferred compensation practices and participation in stock purchase plans. The Compensation Committee met five times in 1993.
  Nominating Committee. The members of the Nominating Committee are F. A. Thomas (Chairman), H. H. Gray and D. S. Perkins. The Nominating Committee reviews the membership of the Board of Directors and makes recommendations to the Board as to its membership. This Committee will consider shareholders' recommendations of nominees for election to the Board of Directors. Shareholder recommendations, including biographical information as to the proposed candidate and a statement from the shareholder as to the qualifications and willingness of such person to serve on the Company's Board of Directors, must be submitted in writing to the Secretary of the Company in accordance with the procedures established in the Company's By-Laws. The Nominating Committee did not meet during 1993.


  Executive Committee. The members of the Executive Committee are J. I. Miller (Chairman), J. A. Henderson, W. I. Miller and H. B. Schacht. The Executive Committee is authorized to exercise the powers of the Board of Directors in the management and direction of the business and affairs of the Company during the intervals between meetings of the Board of Directors. The Executive Committee met two times during 1993.

  Other Committees. In addition to the Committees described above, the Board of Directors has established the following committees: Pension Committee (F. A. Thomas, Chairman, R. J. Darnall, D. G. Mead and W. I. Miller); Proxy Committee (J. I. Miller, Chairman and F. A. Thomas); and Technology Committee (H. Brown, Chairman; J. D. Donaldson, W. Y. Elisha and J. I. Miller).

  Each director who is not an officer of the Company receives an annual fee of $33,000, $27,000 of which is paid in cash and $6,000 of which is proposed to be paid each year in the form of restricted stock as described below. Each non-officer director also receives $1,000 for each special meeting of the Board of Directors attended. Committee chairmen (other than the Nominating, Executive or Proxy Committee) receive an additional annual fee of $9,000. Non-chair members of the Audit, Executive, Compensation, Pension and Technology Committees receive an additional $6,000 fee for each such Committee membership. Committee members also receive $1,000 for attending a Committee meeting (other than a meeting of the Executive Committee) that is not held in connection with a regular or special meeting of the Board of Directors.

  In July, 1993, $6,000 in grants of restricted stock were made to each non-officer director, subject to shareholder authorization and approval of the proposed Restricted Stock Plan for Non-Employee Directors, described on pages 21 and 22 of this Proxy Statement, providing for $6,000 of the director's annual fee be paid in the form of restricted stock. These shares are restricted for a period of six months from the date of grant. In the event the proposed plan is not approved, an additional $6,000 in cash will be paid to each such director.
  As part of the Company's overall support of charitable and educational institutions and as an aid in attracting and retaining qualified directors, the Company has established the Cummins Engine Company Charitable Bequest Program in which all directors participate. Upon the death of a director, the Company will donate ten equal annual installments of $100,000 to one or more qualifying institutions designated by such director, subject to certain vesting requirements based upon years of service as a director. The Company has purchased life insurance policies on each director, the proceeds of which fund donations under the program. Directors will not receive any financial benefit from the program since all charitable deductions accrue solely to the Company.

  Nominee Harold Brown has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 1993, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown serves as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council, Dr. Brown is paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

  The Company has a deferred compensation plan for non-employee directors, pursuant to which such directors may elect to defer receipt of all or any portion of their compensation while they serve as a director of the Company. Upon ceasing to be a director, the deferred compensation, plus accrued interest, is paid to the director or the director's beneficiary in a lump sum or in annual installments, not to exceed ten, as specified by the director. Upon a change of control of the Company (as defined in the plan), such deferred compensation and interest is paid in cash to the director in one lump sum.

  The Company also maintains a retirement plan for non-employee directors who have no vested rights under any other pension plan sponsored by the Company and who have served as a director for 5 or more years. Under the plan, annual payments equal to the amount of fees (excluding Committee fees) paid or payable for the final year of service are made to a former director each year for the lesser of 20 years or the number of years served as a director. Upon a change of control of the Company (as defined in the plan), the actuarial present value of accrued but unpaid benefits will be distributed in one lump sum.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee Report is organized as follows:

  . Role of the Compensation Committee

  . Objectives and Principles

  . Compensation Program Elements

  . Compensation of the Chief Executive Officer

ROLE OF COMPENSATION COMMITTEE

  The Compensation Committee is made up of five members of the Board of Directors of the Company, who are not current or former employees of the corporation. The Committee has oversight responsibility for the Company's executive compensation programs. The Committee reviews the general compensation philosophy of the Company, the elements of the compensation program, the specifics of each element, the goals and measurements used in the program, and the results of the compensation program compared to the philosophy to determine if the compensation program is performing as expected.

  In addition, the Committee reviews the individual levels and awards for each of the five most highly paid officers and takes appropriate action. In its review, the Committee has direct access to advice from professional executive compensation consultants. The Committee also reviews its actions with the full Board of Directors.

OBJECTIVES AND PRINCIPLES OF EXECUTIVE COMPENSATION

  Cummins' executive compensation is designed to attract, motivate and retain the personnel required to achieve the Company's performance goals in the competitive global business environment. The program is designed to reflect the individual's contribution and the performance of the Company. The program attempts to strike an appropriate balance between short-term and long-term performance.

  The Company is committed to the concept of pay for sustained financial performance. We evaluate performance over several periods of time. While the specific elements of executive compensation vary from time to time, the Compensation Committee focuses on this central principle of pay for performance in reviewing the compensation program, any proposed changes and the specific awards.

  The Committee follows several principles, in addition to pay for performance, in designing and implementing compensation programs for its officers.

  . Programs should provide competitive compensation opportunity; the concept of opportunity is important in our program. We believe the executive should have the opportunity to do well if the Company does well, but that total compensation should vary in relation to the Company's performance.

  . An individual's compensation should be at the median of the range when compared to the compensation of individuals in U.S. industrial companies with sales volumes similar to Cummins, when Cummins' financial performance is at the median of those companies.

  . There should be a balance between short-term and long-term elements of compensation.

  . The more senior a person's position, the more the compensation should be "at risk", i.e., dependent on the performance of the Company.

  . Stock should be an important part of the program in order to link the management's compensation with shareholders' expectations; the greater the level of responsibility of the person, the more the compensation should be stock-based.

  . The system should be as simple and as easily understood as possible.

  . Payouts should not accumulate, causing large one-time payments.

  In addition to these principles, we have the following observations:

  . No single program accomplishes these aims consistently; a mix of programs is best.

  . There is no single best comparator of performance with other companies; a mix of comparators should be used.

  . In this complex area, relative simplicity seems the best that can be achieved.

  . There is no perfect program; change should be expected from time to time as the outcome of the Committee's periodic reviews.

  Recently enacted legislation limits the corporate tax deduction to one million dollars for compensation paid to any one of the executive officers shown in the proxy each year, unless the compensation meets certain requirements. The Committee intends to design the Company's compensation program to maximize tax deductibility, while retaining flexibility and the ability to attract, retain and motivate executives to achieve our business objectives.

COMPENSATION PROGRAM ELEMENTS

  The Company's executive compensation program consists of four elements: Base salary, Short-Term Bonus, Medium-Term compensation and Long-Term compensation. Each is designed to accomplish a somewhat different objective. In total, they are designed to fulfill the Company's basic goals of linking pay to financial performance and paying competitively. All officers participate in each element of the program.

  We use survey data provided by our compensation consultants to determine competitive levels of pay. These surveys include over 340 U.S. industrial corporations (including ten of the eleven companies that comprise the "Peer Group" companies used in the Shareholder Return Performance Presentation on page 13 of this proxy statement). Each element of pay described below is intended to provide compensation for each position at the median of the amounts companies of similar size in the survey would pay the same position.

 1. Base Salary.

  Base Salary is reviewed annually. It is the only fixed portion of the executive's compensation. Base Salary is normally set at the median of the range of the salaries of individuals with similar positions in companies of similar size to the Company.

 2. Short-Term Bonus.

  This element is designed to link executive pay to the short-term performance of the Company. The payout is made quarterly, with the payout factor calculated on a formula established by the Committee annually. Each person is assigned a participation rate that is a percent of salary. The quarterly bonus is then determined by the following formula:

  (Annual Base Salary) times (participation percentage assigned to each job) times (Payout Factor) times (1/4).

  Participation rates are based on the same survey data as base salaries and are set at the median of the range for like positions in similarly sized companies.

  The Payout Factor formula for the quarterly bonus is set to yield a 1.0 Payout Factor for Company financial performance that is at the median of the Fortune 500 industrial companies measured over recent history. Return on equity is the measure used to compare performance to the survey companies. Return on equity levels are converted to equivalent Return on Sales levels for use in the Payout Factor formula.

  In determining the Return on Sales level equivalent to the market median Return on Equity to establish the 1.0 Payout Factor point for the Short-Term Bonus Plan for 1993, we used a full corporate tax rate (not taking credit for tax loss carryforwards) and a hypothetical equity higher than our actual level of equity (approximately the Company's equity before the extraordinary charge in 1992 for the new accounting rules regarding retiree medical and other post-employment benefits).

  When the Company's performance is less than the median, the quarterly bonus pays less than 1.0--and does not pay at all if the Company is not profitable. When the Company's performance exceeds the median, the quarterly Payout Factor is greater than 1.0 and compensation is greater than the median of those companies included in our surveys. The Payout Factor formula that determines executive pay is the same scale used to determine the quarterly bonus for many other Cummins employees at all levels in many locations.

 3. Medium Term: Three Year Performance Plan

  The Three Year Performance Plan measures Cummins' performance versus the Peer Group companies over a rolling three-year cycle. During the first year of each three-year Award Cycle, a Target Award is granted to each participant, expressed as a dollar amount.

  The Committee establishes performance guidelines to determine the portion of the granted amount to be paid for each three-year Award Cycle. A new Award Cycle begins each year, hence payout opportunity is annual. The first payout opportunity will be in 1995.

  The performance guideline for the first Award Cycle is based on Return on Equity. The Committee established a scale of multiples of the Target Award to be paid for various Company performance levels over the Award Cycle. The plan pays the full granted amount if Cummins' Return on Equity is equal to the median of the Peer Group companies over the three-year cycle. A portion or multiple of the granted amount is paid if three-year performance is less or greater than the median of these companies, based on a scale established by the Committee. The maximum that can be paid is two times the Target Award for performance that is twice the median of the Peer Companies.

 4. Long Term: The 1992 Cummins Stock Incentive Plan.

  In December of 1992 and 1993 restricted stock and stock options were granted to officers under the 1992 Cummins Stock Incentive Plan. Restrictions on the restricted stock will lapse on one-third of each grant annually, beginning two years and one month from the date of each grant. The stock options expire ten years from grant, but cannot be exercised for the first two years.

  Grant amounts under the Medium-Term and Long-Term plan elements are set to provide total compensation opportunity at the median of that provided by similarly-sized U.S. industrial companies in our survey base, when combined with Base Salary and Short-Term Bonus. The Committee reviews the proportion of total compensation that is dependent on Company performance in determining the allocation of the compensation opportunity among each of the Medium-Term and Long-Term plan elements for each position. More senior positions have a larger proportion of total compensation opportunity dependent on Company performance than do less senior positions.

1992 CHANGES TO THE MEDIUM-TERM AND LONG-TERM ELEMENTS

  The Medium-Term and Long-Term plans were adopted in 1992, following a review of the executive compensation program by the Committee. They replaced plans which were expiring or required modifications. Tables elsewhere in this proxy include the final payouts under the expiring and replaced plans. Therefore, we will describe the old plans briefly:

  . Five Year Performance Plan (1980-1994 Medium Term plan)

  The Five Year Performance Plan compared the Company's return on equity to the return on equity of our Peer Group companies (the same companies used for the Three Year Performance Plan) over a five-year cycle, and produced an annual payout opportunity.

  The last payout opportunity under the Five Year Performance Plan will be in 1994. No payouts were made from 1988 through 1993. The Five Year Performance Plan has been replaced by the Three Year Performance Plan.

  . Stock Unit Appreciation Plan (1990-1993 Medium Term plan)

  In 1990, we adopted the Stock Unit Appreciation Plan as an additional medium-term plan. Units were granted to participants which provided cash payouts based on stock price appreciation from the day of grant. There were specific holding period requirements and specific termination dates on the grants. No grants were made in 1992 or 1993. No additional grants will be made under this plan. The plan will be terminated. The Company's Chief Executive Officer and other Executive Officers have exercised all of their grants under the plan.

  . Performance Share Plan (1987-1994 Long Term plan)

  Under this Plan grants of restricted stock were made in 1987, subject to approval by shareholders, which was obtained in 1988. These grants were to provide compensation commensurate with the long-term performance of the Company over the years 1987-1994.

  A double restriction applied to the shares. For the individual to earn the shares, the Company had to earn a certain profit-after-tax level, approved each year by the Committee and the Board; only a set percentage of the originally granted amount could be earned each year. Once earned, a second set of deferral restrictions defined the actual distribution of shares to the individual.

  This plan rewards the long-term value created for Cummins shareholders because the compensation each participant receives is determined by the growth in value of Cummins' common stock over the seven-year period from grant in 1987 to final distribution in February, 1995.

  The original grant amounts were set to provide compensation to the participants at the median of that provided by similarly sized U.S. industrial companies over the seven-year term of the plan, when combined with the other elements of our executive compensation program.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The compensation of the Company's Chief Executive Officer over the past few years provides an illustration of the pay for performance linkage of the Company's executive compensation program.

  The Company has gone through a period of repositioning and restructuring which lasted from 1985 through 1988. This was followed immediately by a severe recession in many of the Company's most important markets. While this period was critical to the future success of the Company, earnings were minimal during these years and the stock price fluctuated widely.

  As the following table shows, the compensation of the CEO varied widely during this period, as it should have according to our principles:

                         CHAIRMAN AND CEO COMPENSATION

                                   1987-1993

                      SHORT-TERM         MEDIUM-TERM           LONG-TERM
                   ----------------- ------------------- ----------------------
                                      5 YEAR
                                      PERF.   STOCK UNIT RESTRICTED PERFORMANCE
                     BASE    BONUS     PLAN   APPR. PLAN UNIT PLAN  SHARE PLAN
                   -------- -------- -------- ---------- ---------- -----------
'87............... $450,000 $ 35,437 $171,915       --   (Deferred)         --
'88...............  450,000        0  130,050       --   $1,197,750         --
'89...............  438,750   74,250  109,350       --      262,469         --
'90...............  435,000    6,750        0       --                      --
'91...............  450,000        0        0        0                      --
'92...............  530,000  232,800        0  308,172              $1,861,355
'93...............  600,000  450,000        0  571,359               2,358,079

  The Base Salary of the Chairman and Chief Executive Officer was held essentially constant from 1986 to the beginning of 1992 reflecting the lack of profitability during those years; Short-Term Bonuses were modest; payouts under both the Medium-Term and Long-Term Plans went to zero after the payouts were completed from awards earned in the profitable 1983, 1984 and 1985 years.

  As the Company moved back to break-even in 1991, to operating profitability in 1992, and to financial performance greater than the median of the Survey Group and Peer Group in 1993, and as the Company's stock price moved up sharply, payouts began again in each of the variable elements of pay in 1992, and increased in 1993.

  Beginning in 1992, the Committee increased the Base Salary of the Chairman and Chief Executive Officer towards the market median level. In 1993, the CEO's Base Salary was increased to the market median.

  Approximately one-third of the CEO's annualized Total Compensation opportunity is fixed Base Salary. Two-thirds of the total is based on Company performance, assuming median financial performance. When the Company's performance is better than the median, the variable compensation elements pay more and comprise a larger portion of the total. When the Company's performance is less than median, the variable elements pay less and comprise a smaller proportion of the total.

  The Base Salary and Short-Term Bonus Participation Rate of the CEO are set at the median of our survey companies specifically as described under the Base Salary and Short-Term Bonus sections appearing earlier in this report.

  The Company exceeded market median financial performance, and the Short-Term Bonus payouts reflect this performance.

  Performance Shares were earned by the Chairman and Chief Executive Officer and other participants based on the Company's profit performance compared with its annual operating plan. Based on 1993 financial results, approximately 25.5% of the original grant of shares were earned, representing the final portion of the grant made in 1987. Based on the payout schedule established at grant, one-sixth of the CEO's earned total grant will be deferred and distributed in February, 1995.

  In December, 1993 the CEO received grants of Restricted Stock and Stock Options under the Long-Term 1992 Stock Incentive Plan, as well as a Target Award (payable in 1995) under the Medium-Term Three Year Performance Plan. This was the second set of grants under this Plan. The Committee intends to make grants annually.

  In determining grant amounts for the CEO, as explained earlier, the Committee set the total of the four elements of the Executive Compensation Program--Base Salary, Short-Term Bonus, Medium-Term Plans, and the Long-Term Plan--to provide annualized compensation opportunity to the CEO equal to the median of the range of total compensation opportunity provided for CEOs by the survey companies described earlier in this report.

  An additional factor the Committee considers in setting grant amounts is the performance of the CEO, based on a review of how well long-term and short-term business objectives are being achieved.

  We hope this general discussion and the following tables and graphs help you understand the Company's executive compensation philosophy and program.

                                               Hanna H. Gray, Chairman
                                               Harold Brown
                                               Donald S. Perkins
                                               William D. Ruckelshaus
                                               Franklin A. Thomas

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

  The following graph compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies selected by the Company. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's stock.


                             [GRAPH APPEARS HERE]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG CUMMINS ENGINE, S&P 500 INDEX AND PEER GROUP


Measurement Period           CUMMINS        S&P
(Fiscal Year Covered)        ENGINE         500 INDEX    Peer Group
- -------------------          ----------     ---------    ----------
Measurement Pt-
12/31/88                     $100           $100         $100
FYE 12/31/89                 $ 81.93        $131.68      $103.49
FYE 12/31/90                 $ 63.40        $127.58      $ 82.24
FYE 12/31/91                 $ 93.95        $166.47      $ 84.43
FYE 12/31/92                 $135.49        $179.20      $107.95
FYE 12/31/93                 $187.55        $197.26      $169.01

- ---------
*Arvin Industries, Inc., Caterpillar, Inc., Dana Corporation, Deere & Company,
   Dresser Industries, Inc., Eaton Corporation, Ford Motor Company, General Motors Corporation, Ingersoll-Rand Company, Navistar International Corporation and Paccar, Inc.

COMPENSATION TABLES AND OTHER INFORMATION

  The summary compensation table on the following page includes individual compensation information on the Company's Chairman and Chief Executive Officer and the four other most highly compensated executive officers, for service rendered in all capacities during 1993, 1992 and 1991. The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting threshold and is not included in the table.

                          SUMMARY COMPENSATION TABLE

              ANNUAL COMPENSATION                  LONG TERM COMPENSATION
             ---------------------- -----------------------------------------------------
                                               AWARDS              PAYOUTS
                                    ----------------------------- ----------
 NAME AND                                 (1)           STOCK        (4)         (5)
 PRINCIPAL                          RESTRICTED STOCK OPTIONS/SARS    LTIP     ALL OTHER
 POSITION    YEAR  SALARY   BONUS        AWARDS          (#)       PAYOUTS   COMPENSATION
 ---------   ---- -------- -------- ---------------- ------------ ---------- ------------
H. B.
Schacht
 Chairman
of the
Board and    1993 $600,000 $450,000     $319,338        14,900(2) $1,586,820   $33,918
 Chief Ex-
ecutive Of-
ficer        1992 $530,000 $232,800     $285,950         8,500(2) $2,358,079   $35,637
             1991 $450,000 $      0     $      0         9,600(3) $1,861,355   $36,691
J. A. Hen-
derson
 President   1993 $554,000 $415,500     $303,100        14,200(2) $1,322,244   $31,999
 Chief Op-
erating Of-
ficer        1992 $471,250 $207,060     $240,800         7,200(2) $1,965,107   $32,769
             1991 $400,000 $      0     $      0         8,100(3) $1,551,159   $33,908
T. M. Solso
 Executive
Vice Presi-
dent--       1993 $352,500 $242,344     $175,906         7,000(2) $  732,566   $21,140
 Operations  1992 $337,917 $135,117     $150,500         4,000(2) $  684,575   $21,464
             1991 $280,000 $      0     $      0             0    $  467,950   $19,748
P. B. Ham-
ilton
 Vice Pres-
ident and    1993 $307,500 $172,969     $ 94,719         3,750(2) $  466,612   $20,532
 Chief Fi-
nancial Of-
ficer        1992 $290,000 $ 95,175     $ 75,250         2,000(2) $  449,543   $20,790
             1991 $270,000 $      0     $      0             0    $  304,347   $19,170
F. J.
Loughrey
 Group Vice
President--  1993 $253,500 $142,594     $ 94,719         3,750(2) $  373,332   $15,437
 Worldwide
Operations   1992 $231,000 $ 75,983     $ 75,250         2,000(2) $  359,618   $15,361
             1991 $217,917 $      0     $      0             0    $  243,465   $13,580

- ----
(1) Pursuant to the Corporation's 1992 Stock Incentive Plan, a total of 40,250 shares of Restricted Stock were granted in 1993, having a total value at date of grant of $2,178,500. Shares are restricted for two years and one month subsequent to grant, then are vested in 1/3 annual increments in years 3 through 5 subsequent to grant, if the participant remains an employee of the Company. Dividends will be paid on these shares. As of year-end 1993, the total number of shares of Restricted Stock and the value thereof held by each executive officer was as follows: H. B. Schacht, 9,700 shares, $514,100; J. A. Henderson, 8,800 shares, $466,400;
    T. M. Solso, 5,250 shares, $278,250; P. B. Hamilton, 2,750 shares, $145,750; F. J. Loughrey, 2,750 shares, $145,750.
(2) Stock Options awarded pursuant to the Corporation's 1992 Incentive Stock Plan. Stock Options may not be exercised for two years subsequent to grant and expire ten years from grant.
(3) Units granted under the Stock Unit Appreciation Plan in 1991. When awarded, each unit has a basis equal to the average of closing prices of the Company's Common Stock on the NYSE for the 30 consecutive trading days preceding the award. Upon exercise, a participant receives a cash payment for each unit equal to the difference between the grant basis and the average of such closing prices for the 30 consecutive trading days preceding the date of exercise.
(4) Represents shares distributed under the Company's Performance Share Plan. The Performance Share Plan was adopted in 1987 under which executive officers and other key employees were awarded Share Rights to be converted into shares of the Company's Common Stock by December 31, 2006, or earlier as financial performance goals established by the Compensation Committee are achieved. The Plan was intended to cover the seven year period 1988 through 1994. There were no distributions of Share Rights for Plan Year 1988, Plan Year 1989, or Plan Year 1990. The distribution for Plan Year 1991 was made in February 1992; the 1992 distribution was made in February 1993; the 1993 distribution was made in February 1994. No payments were made under the Company's Five Year Performance Plan for these periods.
(5) Includes the allocable portion of the Company's matching contributions to the Retirement and Savings Plan and its predecessor plans for each executive officer in each of the years 1993, 1992, and 1991 as follows; H.
    B. Schacht ($0, $458, and $381); J. A. Henderson ($618, $252, and $381);
    T. M. Solso ($2,505, $2,575, and $2,413); P. B. Hamilton ($2,505, $2,506,
    and $2,413); and F. J. Loughrey ($2,503, $2,214, and $2,173). All other amounts represent payments related to the split dollar life insurance portion of the Company's Supplemental Life Insurance and Deferred Income Program.

                        SECURITY OWNERSHIP OF MANAGEMENT

  Set forth below is information as of February 28, 1994, regarding the beneficial ownership of Common Stock of the Company by its Chief Executive Officer, each of its four other most highly compensated executive officers for 1993 and the directors and executive officers as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT
                                                       OWNERSHIP     OF CLASS
                                                   ----------------- --------
      Henry B. Schacht
       Chairman and Chief Executive Officer              95,799(1)       *
      James A. Henderson
       President and Chief Operating Officer             65,843(2)       *
      Theodore M. Solso
       Executive Vice President-Operations               23,233(3)       *
      Peter B. Hamilton
       Vice President and Chief Financial Officer        23,541(4)       *
      F. Joseph Loughrey
       Group Vice President-Worldwide Operations         12,361(5)       *
      All directors and executive officers as a
       group, a total of 25 persons                     661,879(6)     1.6%

- ---------
*Less than 1%
(1) See footnote (9) to the director nominee listing on page 3.
(2) See footnote (5) to the director nominee listing on page 3.
(3) Includes 4,854 shares held by Mr. Solso's wife as sole trustee of a family trust for which Mr. Solso disclaims beneficial ownership. Does not include 8,750 shares earned but deferred for later distribution under the Company's Performance Share Plan.
(4) Does not include 5,000 shares earned but deferred for later distribution under the Company's Performance Share Plan.
(5) Does not include 4,002 shares earned but deferred for later distribution under the Company's Performance Share Plan.
(6) Includes 33,800 shares which the officers have the right to acquire within the next 60 days through the exercise of stock options. The officers and directors hold sole voting and investment powers for 635,337 shares and have 26,542 shares for which they have no voting or investment powers, but for which they have not disclaimed beneficial ownership.

  The following table discloses, for each of the named executive officers, information regarding individual grants of stock options and stock appreciation rights made during 1993, and their potential realizable values.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                             POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                        PRICE APPRECIATION
                                       INDIVIDUAL GRANTS                 FOR OPTION TERMS
                         ---------------------------------------------- -------------------
                                       % OF TOTAL
                                      OPTIONS/SARS
                             (1)       GRANTED TO  EXERCISE
                         OPTIONS/SARS EMPLOYEES IN   PRICE   EXPIRATION
          NAME           GRANTED (#)  FISCAL YEAR  ($/SHARE)    DATE     5% ($)   10% ($)
          ----           ------------ ------------ --------- ---------- -------- ----------
H. B. Schacht...........    14,900        7.1%     $52.5625   12/13/03  $485,572 $1,245,258
J. A. Henderson.........    14,200        6.8%     $52.5625   12/13/03  $462,760 $1,186,756
T. M. Solso.............     7,000        3.3%     $52.5625   12/13/03  $228,121 $  585,021
P. B. Hamilton..........     3,750        1.8%     $52.5625   12/13/03  $122,208 $  313,404
F. J. Loughrey..........     3,750        1.8%     $52.5625   12/13/03  $122,208 $  313,404

- ---------
(1) Stock Options granted on 12/13/93 under the Company's 1992 Stock Incentive Plan. These options may not be exercised for two years following, and expire ten years following, their date of grant.

  Stock option and stock appreciation right exercise activity during 1993, on an aggregated basis for each of the named executives, is contained in the following table. Also disclosed is the number and value of options and appreciation rights, on an aggregated basis, held by each named executive as of December 31, 1993. Certain previously awarded cash-only appreciation units have been treated as SARs for purposes of the table.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR
                                     VALUE

                                                                                 VALUE OF
                                                                                UNEXERCISED
                                                       NUMBER OF         IN-THE-MONEY OPTIONS/SARS
                          NUMBER OF                   UNEXERCISED                   AT
                          SECURITIES                OPTIONS/SARS AT               FY-END
                          UNDERLYING   VALUE          FY-END (#)                    ($)
                         OPTIONS/SARS REALIZED ------------------------- -------------------------
  NAME                    EXERCISED     ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----                   ------------ -------- ----------- ------------- ----------- -------------
H. B. Schacht...........    19,200(1) $571,359    5,000       31,900(2)   $157,025     $335,349
J. A. Henderson.........    12,200(1) $463,683    5,000       28,600(2)   $157,025     $287,909
T. M. Solso.............     6,500    $509,438        0       15,000(2)   $      0     $137,845
P. B. Hamilton..........     4,250    $361,250        0        7,750(2)   $      0     $ 69,813
F. J. Loughrey..........     6,860    $319,848        0        7,750(2)   $      0     $ 69,813

- ---------
(1) Units granted under the Stock Unit Appreciation Plan. See footnote 3 to Summary Compensation Table.
(2) Stock Options granted under the 1992 Stock Incentive Plan.

  Estimated benefits payable to each named executive pursuant to long-term incentive plan rights awarded during 1993 are disclosed in the following table.

         LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR/SAR VALUE

                            NUMBER OF                 ESTIMATED FUTURE PAYOUTS
                          SHARES, UNITS              UNDER NON-STOCK BASED PLANS
                            OR OTHER    PERIOD UNTIL ---------------------------
  NAME                      RIGHTS(1)      PAYOUT    THRESHOLD  TARGET  MAXIMUM
  ----                    ------------- ------------ --------- -------- --------
H. B. Schacht............        0          --        $78,750  $315,000 $630,000
J. A. Henderson..........        0          --        $75,000  $300,000 $600,000
T. M. Solso..............        0          --        $40,000  $160,000 $320,000
P. B. Hamilton...........        0          --        $18,750  $ 75,000 $150,000
F. J. Loughrey...........        0          --        $18,750  $ 75,000 $150,000

- ---------
(1) No shares, units or other rights were awarded in the last fiscal year. The Company has made targeted dollar awards under its Three Year Performance Plan with payouts tied to Company performance over a rolling three-year cycle, as determined by the Compensation Committee of the Board of Directors. The Committee establishes performance measures as guidelines. For the 1993-1995 award cycle (payable in 1996) the performance guidelines are tied to achieving certain levels of return on equity (ROE) compared to the Peer Group companies. The Target Award will be earned if the Company's ROE is equal to the median ROE of the Peer Group companies. The Threshold Payment will be earned if Company's ROE is 50% of the Peer Group companies' median. The Maximum Payment is earned if Company's ROE is 200% of the Peer Group companies' median ROE.

                               PENSION PLAN TABLE

  The following table sets forth the estimated non-contributory annual benefits upon normal retirement in 1993 under the Company's Retirement Plan (including the Excess Benefit Retirement Plan) for specified compensation and years of service classifications. The amounts shown are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.

                          ESTIMATED ANNUAL BENEFIT UPON RETIREMENT
                                      YEARS OF SERVICE
    ANNUAL       -------------------------------------------------------------------------------
    SALARY         15               20               25               30               35
   --------      -------         --------         --------         --------         --------
   $125,000      $22,680         $ 30,240         $ 37,800         $ 45,350         $ 52,920
   $150,000      $27,375         $ 36,500         $ 45,625         $ 54,750         $ 63,875
   $175,000      $32,055         $ 42,740         $ 53,425         $ 64,110         $ 74,795
   $200,000      $36,750         $ 49,000         $ 61,250         $ 73,500         $ 85,750
   $225,000      $41,430         $ 55,240         $ 69,050         $ 82,860         $ 96,670
   $250,000      $46,125         $ 61,500         $ 76,875         $ 92,250         $107,625
   $300,000      $55,500         $ 74,000         $ 92,500         $111,000         $129,500
   $350,000      $64,875         $ 86,500         $108,125         $129,750         $151,375
   $400,000      $74,250         $ 99,000         $123,750         $148,500         $173,250
   $450,000      $83,625         $111,500         $139,375         $167,250         $195,125
   $500,000      $93,000         $124,000         $155,000         $186,000         $217,000

  Compensation for purposes of the Retirement Plan is the highest average base salary for any consecutive five-year period prior to retirement. Covered compensation is disclosed under the "Salary" column of the Summary Compensation Table on page 14. The average base salary and full years of service as of December 31, 1993 for the Company's Chief Executive Officer and the four other most highly compensated executive officers are as follows: H. B. Schacht, $510,000, 31 years; J. A. Henderson, $461,600, 29 years; T. M. Solso, $303,000,
22 years; P. B. Hamilton, $279,000, 10 years; F. J. Loughrey, $219,400, 20 years.

  Pursuant to the Company's 1977 and 1986 Stock Option Plans and its Key Employee Stock Investment Plan, certain officers have exercised options and purchased shares of the Common Stock of the Company on an installment basis. The interest rate on these loans is the minimum annual rate permitted under the Internal Revenue Code without imputation of income. The following table shows, as to those executive officers and directors of the Company who were indebted to the Company in excess of $60,000 since January 1, 1993, the largest aggregate amount owed for such purchases and loans at any time since January 1, 1992, and the amount owed as of January 31, 1994:

                                                                   AMOUNT OF
                                                     LARGEST      INDEBTEDNESS
                                                    AMOUNT OF        AS OF
                                                   INDEBTEDNESS JANUARY 31, 1994
                                                   ------------ ----------------
      Mark E. Chesnut.............................   $ 91,375       $      0
      Robert L. Fealy.............................     71,500         71,500
      James A. Henderson..........................    262,094        262,094
      Henry B. Schacht............................    226,875        226,875

  The Company has a policy of purchasing from employees of the Company shares of Common Stock of the Company that have been acquired under the Key Employee Stock Investment Plan and the 1977 and 1986 Stock Options Plans. The purchase price for such shares is the closing price quoted on the New York Stock Exchange Composite Tape on the date of purchase. During 1993, Peter B. Hamilton sold 4,750 and F. J. Loughrey sold 6,860 shares to the Company pursuant to this policy.

                         CHANGE OF CONTROL ARRANGEMENTS

  The Company will provide benefits to certain executives in the event of a change of control of the Company. Such employees would be entitled to one year's salary plus four quarterly bonus payments. The Company will also provide for the full vesting of certain insurance and retirement benefits and the continuation in effect for a one-year severance period of certain other employee benefits. In addition, the Company's retirement plans will allocate any actuarial surplus assets to fund increased pension benefits, stock options previously granted will become fully exercisable, the value of Performance Share Plan rights deferred or yet to be earned will be distributed in cash, and certain long-term incentive plan awards will be paid in cash based on the completed portions of award cycles then in progress. The value of supplemental and excess retirement annuity benefits will also be paid in cash.

  Benefits for and rights of the Company's Chief Executive Officer and the four other most highly compensated executive officers would be effected under these provisions. A change of control for these purposes is defined in each of the various plans and programs providing these benefits.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Harold Brown has a consulting arrangement with the Company pursuant to which he provides consulting services in connection with the Company's research and development activities and related technology issues. During 1993, the Company paid Dr. Brown $50,000 for these services. In addition, the Company has established a Science and Technology Advisory Council on which Dr. Brown serves as Chairman. The Council advises senior management and the Board of Directors on the direction and implication of developments in science, technology and environmental issues that may have applicability to the Company's current and future business goals and objectives. For his services on the Council, Dr. Brown is paid an annual retainer of $17,000, including $7,000 for serving as Chairman, and an additional fee of $3,000 for each day of meetings attended during the year.

     OTHER TRANSACTIONS AND AGREEMENTS WITH DIRECTORS, OFFICERS AND CERTAIN
                                  SHAREHOLDERS

Investment Agreements With Certain Shareholders

  On July 16, 1990, the Company entered into (i) the Ford Investment Agreement, pursuant to which, among other things, in consideration of $100,000,000 received from Ford, Ford was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series F (the "Series F Preference Stock"), which Series F Preference Stock was convertible into 1,600,000 shares of the Company's Common Stock and (ii) the Tenneco Investment Agreement, pursuant to which, among other things, in consideration of $100,000,000 received from Tenneco, Tenneco was issued one share of a newly created series of the Company's Preference Stock, designated Convertible Preference Stock, Series T (the "Series T Preference Stock"), which Series T Preference Stock was convertible into 1,600,000 shares of Common Stock. On September 12, 1990, the shares of Series F and T Preference Stock were converted into 1,600,000 shares of Common Stock each for Ford and Tenneco, respectively.

  On July 16, 1990, the Company entered into the Ford Stock Option Agreement pursuant to which, among other things, for a six year period Ford has an option (the "Option") to purchase 2,961,404 shares of Common Stock, subject to adjustment for various actions that Ford or the Company may or may not take, at a price per share equal to the higher of (x) $62.50 per share and (y) 120% of the market price at the time of exercise of the Option thereunder. The option price and number of shares subject to the Option may be adjusted to reflect certain changes in the Company's capitalization and other purchases of voting securities by Ford. The impact of these provisions may be to adjust the exercise price and amount of voting securities Ford would be permitted to acquire pursuant to the Option.

  On December 29, 1993, pursuant to a Consent and Amendment to the Tenneco Investment Agreement, the Company consented to Tenneco's transfer of all of its shares of the Company's Common Stock to the Tenneco Inc. General Employee Benefit Trust (the "GEBT"). Under the Consent and Amendment, all of Tenneco's rights and obligations under the Tenneco Investment Agreement were assigned to and assumed by the GEBT.

  Each of Ford and the GEBT, pursuant to their respective rights under the Investment Agreements, is entitled to designate one person (reasonably satisfactory to the Company) for election to the Board. Ford is presently entitled to designate at least one such person, and may in the future be entitled to designate more, depending upon and in proportion to its percentage ownership in the Company. In the event Ford owns at least 20% of the Company's outstanding voting securities, it is entitled to designate a minimum of two directors. The GEBT's right to designate a person for election to the Board will be exercised by an investment manager pursuant to a direction from the Investment Committee of the GEBT, provided that the investment manager may decline to nominate the person who the Investment Committee directs it to designate if such manager determines that its fiduciary duties under the Employee Retirement Income Security Act of 1974 requires it to do so. Neither Ford nor the GEBT will be entitled to designate any persons for election to the Board if its respective percentage ownership of the voting power of the Company's voting securities drops to below 10% as a result of the transfer of voting securities. Messrs. Donaldson and Mead have been nominated to serve as directors of the Company pursuant to the Ford and Tenneco Investment Agreements, respectively. See director nominee table on page 3.

  The term of each Investment Agreement is until the earliest of (i) the later of six years and the first date on which the respective Investor ceases to beneficially own voting securities representing at least 5% of the total voting power of all then outstanding voting securities, and (ii) ten years; provided, however, that certain provisions of the respective Investment Agreements will explicitly survive their stated terms. Among the provisions which survive termination of the agreement are the registration rights and share transfer restrictions set forth in the Investment Agreement.

Other Transactions and Arrangements

  Ford Motor Company and its affiliates purchase diesel engines, diesel engine parts and related products from the Company and the Company purchases gasoline engines and parts from Ford. During 1993, Ford paid the Company approximately $343,300,000 and the Company paid Ford approximately $4,000,000 in connection with such transactions. Purchases of product on open account were made on terms generally available to unaffiliated third parties at prices determined through arms-length negotiation based upon market conditions and other factors. The terms of sale for midrange engines to Ford and the pricing for these products are governed by the Company's midrange engine supply agreement with Ford.

  Case Corporation and other subsidiaries of Tenneco Inc., purchase heavy-duty and midrange diesel engines, components, service parts and related products and services from the Company and its affiliates and the Company purchases engine parts and components from Case. In 1993, Case and other Tenneco subsidiaries paid the Company approximately $38,600,000 for such purchases. In addition, a subsidiary of Case and a subsidiary of the Company are partners in a joint venture which manufactures midrange diesel engines for Case and the Company. Pursuant to the partnership agreements, Case pays the Company for technical support and engine order management services, and the Company pays Case for utilizing Case's surplus joint venture manufacturing capacity. During 1993, Case paid the Company approximately $4,100,000 and the Company paid Case approximately $2,700,000 pursuant to such agreements. Purchases from Cummins were made on terms generally available to unaffiliated third parties at prices determined through arms-length negotiation based upon market conditions and other factors. Case's purchases from the Case-Cummins joint venture, and the prices paid for such purchases, are governed by the terms of the joint venture agreements.

  During 1993, the Company had agreements with Irwin Management Company, Inc., a company owned or controlled by Mr. J. I. Miller, whereby the Company leased office space from and shared the expense of dining room and food services with
such company. The net amount paid by the Company was $       . The Company
believes such amount is competitive with the amount that it would have paid to unrelated third parties for comparable services and products.

                  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

                                    (ITEM 2)

  The Board of Directors has voted to appoint Arthur Andersen & Co. as the firm of independent public accountants to audit the accounts of the Company for the year 1994. Arthur Andersen & Co. has acted as independent public accountants for the Company since 1952. Although the selection and appointment of independent public accountants is not required to be submitted to a vote of the shareholders, the Board of Directors has decided, as in the past, to ask the Company's shareholders to ratify the appointment. A representative of Arthur Andersen & Co. will be present, will have the opportunity to make a statement and will be available to answer appropriate questions at the Annual Meeting of Shareholders.

  The proposal to ratify the appointment of Arthur Andersen & Co. as the firm of independent public accountants to audit the accounts of the Company for the year 1994 will be adopted if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. If the shareholders do not ratify the selection of Arthur Andersen & Co., the selection of independent public accountants will be determined by the Audit Committee and the Board of Directors after careful consideration of all information submitted by shareholders.

  The Board of Directors recommends that shareholders vote FOR this Proposal.

                RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

                                     ITEM 3

  The Company's Board of Directors has authorized payment of $6,000 of each non-employee director's annual retainer fee in Common Stock rather than in cash, and has adopted the Restricted Stock Plan for Non-Employee Directors (the "Plan") for this purpose, subject to shareholder approval at this meeting. The Board of Directors believes that it is in the Company's best interest for directors to have an economic stake in the Company's long-term performance and that the Plan will help achieve this objective. In addition, the Plan is intended to be part of a competitive director compensation program, ensuring that the company will continue to attract and retain highly qualified independent directors.

                         PRINCIPAL FEATURES OF THE PLAN

  The Plan is attached as Appendix A to this proxy statement. The following summary of the principal features of the Plan does not purport to be complete and is subject to, and is qualified in its entirety, by reference to the pertinent provisions thereof.

  Only directors who are not employees of the Company are eligible to participate in the Plan. A director will not be ineligible as a result of an agreement with the Company to provide occasional services as an independent consultant.

  Eligible directors will receive payment of a portion of their annual retainer fees in shares of the Company's Common Stock. The number of shares awarded each year will equal $6,000 divided by the average of the closing prices of Common Stock on the New York Stock Exchange during the twenty (20) day period immediately preceding the date of the award. Except for the initial award, the awards will be made on the day of the Company's Annual Meeting of Shareholders each year. In July, 1993, the Company made initial awards under the Plan, subject to approval of the Plan by the shareholders. A director may vote and receive dividends on the shares, but may not transfer shares awarded for a period of six (6) months thereafter.

  For purposes of the Plan, the Company will use shares authorized for issuance under its 1992 Stock Incentive Plan, approved by shareholders at the Annual Meeting of Shareholders in April, 1993. No additional shares are authorized for issuance under this Plan and this Plan will terminate on December 31, 2002, the same date as the Stock Incentive Plan.

  The Board of Directors will administer and interpret the Plan and may prescribe, amend and rescind rules and regulations, and make all other determinations deemed necessary or advisable for its administration.

  The Board of Directors may amend, modify, alter or terminate the Plan, except that the Board may not, without shareholder approval, amend the Plan to increase the number of shares available for awards, modify the class of directors eligible to participate, or materially increase the benefits accruing to such directors.

  An award of restricted shares to a director will not generate taxable income at the time of award unless the director elects otherwise. At the time any restrictions applicable to the restricted stock award lapse, the director will recognize ordinary income and the Company will be entitled to a corresponding deduction for the fair market value of the shares awarded. Dividends paid to a director on the shares during the six-month restricted period will be ordinary non-employee compensation income to a director and deductible as such by the Company.

  On February   , 1994, the closing price of the Company's Common Stock, as
reported on the New York Stock Exchange Composite Tape, was         per share.

  The Board of Directors recommends a vote FOR approval of the Restricted Stock Plan for Non-Employee Directors. This Item will be approved if the number of votes cast in favor of the Item exceeds the number of votes cast against the Item. Abstentions and shares not voted by brokers will not be counted.

              AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

                                    (ITEM 4)

  On November 11, 1993, additional shares of Common Stock were distributed to shareholders of record on October 25, 1993 pursuant to a two-for-one common stock split in the form of a stock dividend. As a result of this increase in the number of shares of Common Stock issued and outstanding and for other reasons, on February 8, 1994 the Board of Directors determined that it would be desirable to authorize additional shares of the Company's Common Stock. Accordingly, the Board of Directors has proposed to amend Section 4.1 of
Article IV of the Restated Articles of Incorporation, as amended, subject to the approval of the shareholders, the effect of which will be to authorize a total of 150,000,000 shares of Common Stock, par value $2.50 per share.

  The present text of Section 4.1 of Article IV of the Restated Articles of Incorporation, as amended, is as follows:

  "The total number of shares which the Corporation has authority to issue shall be 52,000,000 shares, consisting of 50,000,000 shares of common stock ("Common Stock"), 1,000,000 shares of preference stock ("Preference Stock") and 1,000,000 shares of preferred stock ("Preferred Stock"). The shares of Common Stock have a par value of $2.50 per share. The shares of Preference and Preferred Stock do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation's shares of Preference Stock and Preferred Stock shall be deemed to have a par value of $1.00 per share."

  The text of this section as proposed to be amended is as follows:

  "The total number of shares which the Corporation has authority to issue shall be 152,000,000 shares, consisting of 150,000,000 shares of common stock ("Common Stock"), 1,000,000 shares of preference stock ("Preference Stock") and 1,000,000 shares of preferred stock ("Preferred Stock"). The shares of Common Stock have a par value of $2.50 per share. The shares of Preference and Preferred Stock do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, each of the Corporation's shares of Preference Stock and Preferred Stock shall be deemed to have a par value of $1.00 per share."

  The Board of Directors believes that the proposed increase in the number of shares of Common Stock is in the best interests of the Company and its shareholders. An increase in the number of authorized shares will give the Board of Directors the authority to issue shares to implement transactions which are, in the best judgment of the Board, advantageous to the Company and
its shareholders. As of February   , 1994, there were            shares of
Common Stock outstanding and         shares issued and held by the Company as
treasury shares, aggregating         shares issued. The number of shares of
Preference and Preferred Stock issued and outstanding was           and
           , respectively.

  The proposed amendment is not intended to have an anti-takeover effect. Shareholders should note, however, that additional shares of Common Stock could be issued to make attempts to gain control of the Company or the Board of Directors more difficult or time-consuming. Although the Board currently has no intention of doing so, additional shares of Common Stock could be issued to a holder or holders that would vote in accordance with the recommendations of the Company's management with respect to any shareholder proposal, including any proposal to effect a merger or other extraordinary transaction involving the Company. Shares of Common Stock could also be issued by the Board to dilute the percentage of Common Stock owned by a significant shareholder and increase the cost of the shares necessary to acquire control of the Board or to meet the voting requirements imposed by Indiana law with respect to a merger or other business combination involving the Company.

  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary to amend the Amended Articles of Incorporation, as amended. The Board of Directors recommends that shareholders vote FOR the approval of the proposed amendment.

                                 OTHER BUSINESS

  The Board of Directors does not know of any business to be presented for action at the meeting other than that set forth in Items 1-4 of the Notice of Annual Meeting of Shareholders. However, if other business properly comes before the Meeting, the persons named in the enclosed proxy will vote the returned proxies as the Board of Directors recommends.

                               OTHER INFORMATION

                           1994 SHAREHOLDER PROPOSALS

  Proposals intended to be presented by shareholders of the Company at the 1995 Annual Meeting of Shareholders must be submitted to and received by the Secretary of the Corporation for inclusion in the Company's proxy statement and form of proxy for that Meeting not later than November 3, 1994.

                            EXPENSES OF SOLICITATION

  The cost of this proxy solicitation will be borne by the Company. Morrow & Co., 345 Hudson Street, New York, New York 10013, has been retained to assist in the solicitation of proxies and will receive a fee not to exceed $6,500 plus expenses. Proxies may also be solicited by directors, officers and employees of the Company at no additional cost. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock and will be reimbursed for their reasonable expenses incurred in forwarding such matters.

March 3, 1994

                        NOMINEES FOR BOARD OF DIRECTORS

                         Mr. Schacht was elected Chairman of the Board and Chief Executive Officer of the Corporation in 1977 after serving as President since 1969, and as President and Chief Executive Officer since 1973. Mr. Schacht joined Cummins as Vice President-- Finance in 1964, and served in various executive positions. He earned a B.S. in Industrial Administration from Yale in 1956 and, after serving in the U. S. Navy, an M.B.A. from Harvard in 1962. Mr. Schacht was with Irwin Management Company before joining Cummins. He is a Director of CBS, Inc., American Telephone and Telegraph Company and The Chase Manhattan Corporation; a Trustee of The Yale Corporation, Committee for Economic Development and The Ford Foundation; and a member of Council on Foreign Relations, Inc. and The Business Council.

                         Mr. Henderson was elected President of the Corporation in 1977 and remains Chief Operating Officer. He received a Bachelor of Arts degree from Princeton University in 1956, served in the U.S. Navy and received an M.B.A. from Harvard in 1963. He joined the Corporation in 1964 as Assistant to the Chairman and in 1965 was elected Vice President-- Management Development. After serving as Vice President--Personnel and Vice President-- Operations, Mr. Henderson was elected Executive Vice President in 1971. He was elected to serve also as Chief Operating officer in 1975. He serves as a Director of Inland Steel Industries, Inc., American Information Technologies Corporation, Landmark Communications, Inc., and Rohm and Haas Company. He is also President of the Board of Trustees, The Culver Educational Foundation.


 HENRY B. SCHACHT


     JAMES A.
    HENDERSON

                         Dr. Brown received an A.B. in 1945, an A.M. in 1946 and a Ph. D. in Physics in 1949, all from Columbia University. From 1947 to 1952, he taught and held research positions at Columbia, the Stevens Institute of Technology and the University of California at Berkeley. He then was associated with Livermore Laboratory at the University of California, becoming Director in 1960. Dr. Brown was Director of Defense Research and Engineering from 1961 until 1965, when he was named Secretary of the Air Force, a position he held until 1969 when he became President of the California Institute of Technology. From January, 1977 until January, 1981, he served as Secretary of Defense. From 1981 until 1984, he was Distinguished Visiting Professor and from 1984 until June, 1992, Chairman of the Foreign Policy Institute at The Johns Hopkins University. He is currently Counselor at the Center for Strategic and International Studies and a partner in the venture banking firm of Warburg, Pincus & Co. Dr. Brown is a member of the National Academy of Sciences, the National Academy of Engineering and the American Physical Society. He is a Director of AMAX, Inc., CBS, Inc., International Business Machines Corporation, Mattel, Inc. and Philip Morris Companies, Inc., a Director of the Council on Foreign Relations and a Trustee of the Rockefeller Foundation, the Beckman Foundation, the California Institute of Technology and the Rand Corporation.


   HAROLD BROWN

                         Mr. Darnall is a graduate of DePauw University, B.A. in Mathematics in 1960; Columbia University, B.S. in Civil Engineering in 1962; and the University of Chicago, M.B.A. in 1973. He joined the Inland Steel Company, predecessor of Inland Steel Industries, in 1962. Darnall advanced through a number of positions at the company's Indiana Harbor Works steel plant, becoming General Manager in 1979. He was elected Vice President, Engineering and Corporate Planning, in 1981, and Executive Vice President in 1982, at which time he was also elected to Inland's Board of Directors. In 1984, he was elected President of Inland Steel Company and Chief Operating Officer of its Integrated Steel business segment. He became President and Chief Operating Officer of Inland Steel Industries, Inc. in 1986, and was named Chairman, President and Chief Executive Officer in 1992. He serves as a Director of Household International, Inc. and as a Trustee or Director of DePauw University, The University of Chicago, the Glenwood School for Boys, and Junior Achievement of Chicago.


ROBERT J. DARNALL

                         Mr. Donaldson received an M.A. from Glasgow
                         University, Scotland, in 1964. He is a Ford Motor Company vice president and is general manager of Ford Truck Operations. Prior to joining Ford Truck Operations in late 1991, Mr. Donaldson was the chief operating officer of Autolatina, the largest private company in South America and the holding company that oversees Ford and Volkswagen Operations in Brazil and Argentina. Mr. Donaldson joined Ford of Britain in 1964 and, after the formation of Ford of Europe in 1967, held a variety of management positions in product planning, sales and marketing. He became vice president of Car Product Planning for Ford of Europe in 1976. In 1977, he was assigned to North America as the director of Ford's international product and business strategy office. In 1980, Mr. Donaldson was first assigned to Ford's North American Automotive Operations as executive director of powertrain and chassis operations, and subsequently held executive director positions in Car Product Development and Marketing prior to his assignment in South America in 1988. He is a member of the United States Society of Automotive Engineers, Inc., Trustee of the United States Marketing Science Institute and a member of the British Institute of Management.


     JAMES D.
    DONALDSON

                         Mr. Elisha is a graduate of Wabash College and the Harvard Business School. He is Chairman of the Board and Chief Executive Officer of Springs Industries, Inc. He has been a Director of Springs Industries, Inc. since 1980 and served as President and Chief Operating Officer from 1980 to 1981. Mr. Elisha has served as Springs Industries, Inc.'s Chief Executive Officer since 1981 and has been Chairman of its Board since 1983. Mr. Elisha also serves on the Board of Directors for AT&T and Palmetto Seed Capital Corporation. Mr. Elisha is a trustee of the Brookings Institution and of the Committee for Economic Development, a member of The Business Roundtable, the Business Council, a member of the Board of Directors of the Associates of the Harvard Business School, and the President's Advisory Committee for Trade Policy and Negotiations.


 WALTER Y. ELISHA

                         Mrs. Gray was graduated with a B.A. from Bryn Mawr College in 1950 and a Ph. D. from Harvard in 1957. During 1950-51 she was a Fulbright scholar at Oxford. She was an Instructor at Bryn Mawr in 1953-54 and was on the Harvard faculty from 1955-60. She became an Assistant Professor at the University of Chicago in 1961, was promoted to Associate Professor in 1964 and in 1972 was appointed Dean and Professor of History at Northwestern University. Mrs. Gray was Provost and Professor of History at Yale from 1974 to 1978 and was acting President from 1977-78. She served as President of the University of Chicago from 1978-1993. She became President Emeritus of the University of Chicago in 1993 and is now the Harry Pratt Judson Distinguished Service Professor of History. Mrs. Gray is a Fellow of the American Academy of Arts and Sciences and a Trustee of numerous educational institutions. She is also a Director of J.P. Morgan and Company and Morgan Guaranty Trust Company, Atlantic Richfield Company, and American Information Technologies Corporation.


  HANNA H. GRAY

                         Mr. Mead received a bachelor of science in engineering from the U.S. Military Academy, West Point, and a Ph.D. in political science and economics from Massachusetts Institute of Technology. Following a distinguished military career in regular Army units in West Germany and Vietnam, and faculty and administrative positions at the U.S. Military Academy, he retired in 1978 having achieved the rank of Colonel. In addition, from 1970 to 1974, Mr. Mead served first as associate and then as deputy director of the Domestic Council in the administration of former President Nixon. He was also a White House Fellow from 1970 to 1971. Since 1978, Mr. Mead held various management and senior executive positions at International Paper Co., where he was an executive vice president and a director prior to joining Tenneco in 1992. In addition to his role as Tenneco's President, Chief Operating Officer and a member of its board of directors, he is also Chairman and Chief Executive Officer of Case Corporation, a Tenneco subsidiary that manufactures and markets agricultural and construction equipment. Mr. Mead serves on the board of National Westminster Bancorp and Baker Hughes Incorporated. He is a member of the President's Commission on White House Fellowships, a Trustee-At-Large for the Association of Graduates, U.S. Military Academy, West Point, a member of the Board of Visitors of the Duke University School of the Environment and is a member of the Massachusetts Institute of Technology Corporation Political Science Visiting Committee.


   DANA G. MEAD

                         Mr. Miller joined Cummins in 1934 as Vice President and General Manager after receiving a B.A. from Yale University and an M. A. from Oxford University. He was named Executive Vice President of the Corporation in 1944, was President from 1947 to 1951 and was Chairman of the Board from 1951 to 1977. He is a Director of Irwin Financial Corporation, Columbus, Indiana, and of the Irwin Management Company, Inc. He is a member of The Business Council. He is also a member of the American Academy of Arts and Sciences, and of the American Philosophical Society.

                         Mr. Miller received a B.A. from Yale University in 1978 and an M.B.A. degree from Stanford University in 1981. He was an associate in the venture capital firm of E.M. Warburg Pincus & Company of New York City from 1981 to 1983. He was President of Irwin Management Company, a family investment management company, from 1984 to 1990. Since September, 1990, he has been Chairman of Irwin Financial Corporation, a publicly traded diversified financial services company, of which he has been a Director since 1985. Mr. Miller continues to serve as Chairman of the Board and a Director of Irwin Management Company and as Chairman of the Board of Tipton Lakes Company (a real estate development firm). Mr. Miller is a Director of the New Perspective Fund, Inc. and a Trustee of the EuroPacific Growth Fund (both are mutual funds). Mr. Miller also is a Trustee of The Taft School, Watertown, CT, American Public Radio, Minneapolis, MN, and Christian Theological Seminary, Indianapolis, IN.


 J. IRWIN MILLER


WILLIAM I. MILLER

                         Mr. Perkins is a graduate of Yale, B.A. in 1949, and Harvard, M.B.A. in 1951. He joined Jewel Companies, Inc., in 1953 and was elected President in 1965, Chairman of the Board in 1970, Chairman of the Executive Committee in 1980, retiring in 1983. Mr. Perkins is also a Director of American Telephone and Telegraph Company, Aon Corporation, K-Mart, Illinois Power Company, Inland Steel Industries, Inc., LaSalle Street Fund, Springs Industries, Inc., and Time Warner, Inc. He is a Vice Chairman of Northwestern University, Chairman of the Hospital Research and Evaluation Trust and was the Founding Chairman of the Civic Committee of the Commercial Club of Chicago.


DONALD S. PERKINS

                         Mr. Ruckelshaus received a B.A. from Princeton in 1957 and an LL. B. from Harvard in 1960 after serving in the U.S. Army. He was Deputy Attorney General and Chief Counsel in the Indiana Attorney General's Office from 1960-65. He was elected to the Indiana House of Representatives, where he served as Majority Leader in the 1967 session. Mr. Ruckelshaus first served in the Federal government from January, 1969 to October, 1973, as Assistant Attorney General, as Administrator of the Environmental Protection Agency, Acting Director of the F.B.I. and Deputy Attorney General. He returned as Administrator of the Environmental Protection Agency from 1983 through January, 1985. He practiced law in Washington, D.C., from 1973 until joining Weyerhaeuser in 1976 as Senior Vice President. He was a partner in the law firm of Perkins Coie, with offices in Seattle, Portland, Anchorage and Washington, D.C. from 1985 to 1988. Mr. Ruckelshaus is currently Chairman of the Board and Chief Executive Officer of Browning-Ferris Industries, Inc. Mr. Ruckelshaus is a Director of Monsanto, Inc., Nordstrom, Inc., Texas Commerce Bankshares, Inc. and Weyerhaeuser Company.


    WILLIAM D.
   RUCKELSHAUS

                         Mr. Thomas received a B.A. from Columbia University in 1956 and an LL. B. in 1963. From 1956 to 1960, he was a navigator with the U.S. Air Force. Mr. Thomas served as attorney for the Federal Housing Finance Agency (1963-64), Assistant U.S. Attorney for the Southern District of New York (1964) and a Deputy Police Commissioner for New York City (1965-67). Mr. Thomas was President and Chief Executive Officer of the Bedford Stuyvesant Restoration Corporation from 1967 to 1977. He was an attorney and consultant engaged in private practice from 1977 to 1979. Mr. Thomas is President and Chief Executive Officer of The Ford Foundation. He is also a Director of American Telephone and Telegraph Company, CBS, Inc., Citicorp/ Citibank, N.A., and Aluminum Company of America and serves as a Trustee for The Ford Foundation.


   FRANKLIN A.
      THOMAS

                         Mr. Wilson received a bachelor's degree in mechanical engineering from Vanderbilt University in 1958 and an M.B.A. in Finance from Harvard University in 1963. He served as an officer in the U. S. Navy from 1958 to 1961. Mr. Wilson has been Chairman and Chief Executive Officer of Rohm and Haas Company since 1988. Mr. Wilson joined Rohm and Haas Company in 1965 as an operations research analyst. He has since held positions as President of a medical products subsidiary, Director of the European region, Treasurer and Chief Financial Officer, Business Director for the Industrial Chemicals Group, Group Vice President in charge of the company's Administrative and Finance Division and the Corporate Business Department, and Vice Chairman. Mr. Wilson has been a Director of Rohm and Haas Company since 1977. Mr. Wilson is a member of the board of Vanderbilt University, the Vanguard Group of Investment Companies, and the Culver Educational Foundation. He serves as Chairman of the Board of the Philadelphia High School Academies, Inc.


   J. LAWRENCE
      WILSON

                                                                      APPENDIX A

                             RESTRICTED STOCK PLAN
                           FOR NON-EMPLOYEE DIRECTORS

  1. Purpose. This Restricted Stock Plan for Non-Employee Directors (the "Plan") is intended to attract and retain the services of experienced and knowledgeable independent directors of Cummins Engine Company, Inc. (the "Company") for the benefit of the Company and its stockholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its stockholders.

  2. Stock Available for Awards. No additional shares of the Company's common stock ("Common Stock") shall be reserved for issuance under the Plan. Instead, the number of shares available under the Plan shall be integrated with the number available for awards pursuant to the Company's 1992 Stock Incentive Plan (the "SIP"). Awards made under this Plan shall reduce the number of shares of Common Stock available for awards under the SIP.

  3. Administration. The Plan shall be administered by the Board of Directors of the Company (the "Board"). Subject to the express provisions of the Plan, the Board shall have plenary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the restrictions on Common Stock awards (which shall comply with and be subject to the terms and conditions of the Plan) and to make all other determinations necessary or advisable for the administration of the Plan. The Board's determinations of the matters referred to in this Paragraph 3 shall be conclusive.

  4. Participation in the Plan. Persons who are now or shall become incumbent directors of the Company who are not at the respective times employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan (an "Eligible Director"). A director of the Company shall not be deemed to be an employee of the Company solely by reason of the existence of a consulting contract or arrangement between such director and the Company or any subsidiary thereof pursuant to which the director agrees to provide consulting services as an independent consultant on a regular or occasional basis for a stated consideration.

  5. Awards. Each Eligible Director shall automatically receive, in payment of a portion of his or her annual Board retainer fee, an annual award of Common Stock, restricted as to transfer for a period of six (6) months following the date of the award or issuance of applicable share certificate(s), if later. The number of shares in each such annual award shall be equal to $6,000 divided by the average of the closing prices of Common Stock as reported on the composite tape of the new York Stock Exchange for the twenty (20) consecutive trading days immediately preceding the date of the award. An initial automatic award to each Eligible Director shall be effective as of July 13, 1993, subject to stockholder approval of the Plan. Following the initial award, each Eligible Director shall automatically receive the award on the date of each Annual Meeting of Shareholders of the Company. The Company reserves the right to legend the share certificates for an appropriate period of time and to take other actions designed to assure compliance with applicable securities laws.

  6. Changes in Present Common Stock. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Company's present Common Stock, appropriate adjustment shall be made by the Board in the number and kind of shares which are or may be awarded hereunder.

  7. Effective Date and Duration of the Plan. Awards shall be made under the Plan, subject to its authorization and adoption by the stockholders of the Company, upon its adoption by the Board of Directors, but no share certificates shall be issued under the Plan until the Plan shall have been adopted and approved at the Annual Meeting of shareholders of the Company next following adoption of the Plan by the Board. If so adopted by stockholders, this Plan shall become effective as of July 13, 1993. The Plan shall terminate on December 31, 2002 (unless earlier discontinued by the Board) but such termination shall not affect the rights of the holder of any Common Stock subject to restriction on such date of termination.

  8. Amendment of the Plan. The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the stockholders, no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section 6), change the definition of the class of directors eligible to receive awards, or materially increase the benefits accruing to participants under the Plan.

  9. Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by securities laws of the United States, shall be governed by the laws of the State of Indiana and construed accordingly.

CUMMINS ENGINE COMPANY, INC.
        BOX 3005                                                  (CUMMINS LOGO)
        COLUMBUS, INDIANA
        47202-3005

                                                                   March 3, 1994

Dear Fellow Employee:

  As a shareholder of Cummins stock, you are receiving today the Annual Report to Shareholders, Proxy Statement and Proxy Card. In addition to other Cummins shares you may own, you are a shareholder of Cummins stock through your participation in the Cummins Employee Stock Ownership Plan ("ESOP") or Cummins Stock Fund ("CSF") portions of the Cummins Retirement and Savings Plan or both.

  Each year, shareholders have an opportunity to elect Cummins' Board of Directors and to vote on other business matters described in the Proxy Statement. The ESOP and CSF Trustees are the only shareholders of record for your benefit plan shares and will vote on the proposals in the Proxy based on your Proxy Card vote. All shares held in the ESOP that are not voted or have not been credited to employee accounts will be voted by the Trustee on each proposal in the same proportion as all shares voted on that proposal by ESOP participants. Please complete and return your Proxy Card in the enclosed envelope as soon as possible. Be sure to mark the box on the face of the Proxy Card to designate it as a Trustee instruction.

  If you own additional shares of Cummins Stock, you should not receive a separate packet of materials for those shares unless they are held in a brokerage or custodial account on your behalf. With that exception, voting of all your shares is intended to be accommodated on one Proxy Card.

  ESOP participants who retired or otherwise ceased employment during the fourth quarter of 1993 will be receiving a distribution of shares of stock and cash for partial shares or cash in lieu of all shares if so elected, in the next several weeks. Until such distribution, all former employees are considered plan participants and should complete and return the enclosed Proxy Card if they desire to vote their plan shares.

  Should you have questions about the shareholder materials, please contact Steve Zeller (812-377-3609).

                                      Sincerely,



B.S.Pitts/jdm                         Vice President - Human Resources


PHONE: 812-377-5000

                               GRAPHICS APPENDIX

  1. Page 13 of the Proxy Statement contains a graph comparing the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies selected by the Company.

  2. Pages 25 through 31 of the Proxy Statement contain photographs of each of the 14 nominee directors of the Company for the ensuing year.

  3. The last page of the Proxy Statement contains a map of the City of Columbus, Indiana indicating major streets, roads and highways, and highlighting the location of the Company's Annual Meeting of Shareholders.

                        CUMMINS ENGINE COMPANY, INC.

           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P               THE COMPANY FOR ANNUAL MEETING APRIL 5, 1994
R
O
X
Y

    The undersigned hereby constitutes and appoints J. Irwin Miller and Franklin A. Thomas, and each of them, true and lawful agents with full power of substitution in each, to vote as proxy of the undersigned at the Annual Meeting of the shareholders of Cummins Engine Company, Inc. to be held at the Columbus East High School Auditorium, 230 South Marr Road, Columbus, Indiana on April 5, 1994, and at any adjournments thereof, on all matters coming before said meeting.

       BENEFIT TRUST PARTICIPANTS ONLY: By marking this box, the undersigned hereby instructs the respective Trustees of the Company's Employee
    Stock Ownership Trust and Cummins Stock Fund portion of the Company's Retirement and Savings Plan to vote at said meeting the number of shares of common stock of the Company held on the undersigned's behalf in said Benefit Trusts ("Plan Shares") in the manner designated on this Proxy. Election of Directors, Nominees:

    Harold Brown, Robert J. Darnall, James D. Donaldson, Walter Y. Elisha, Hanna H. Gray, James A. Henderson, Dana G. Mead, J. Irwin Miller, William I. Miller, Donald S. Perkins, William D. Ruckelshaus, Henry B. Schacht, Franklin A. Thomas, J. Lawrence Wilson.

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. EXCEPT FOR PLAN SHARES, YOU NEED NOT MARK ANY ITEM BOXES IF YOU WISH TO VOTE SHARES IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE

   PLEASE                                                            3111
   MARK YOUR
   VOTES AS
   IN THIS
 X EXAMPLE.
                                                                 ---
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR ITEMS 1, 2, 3 AND 4, BUT PLAN SHARES WILL BE VOTED
IN ACCORDANCE WITH THE PROVISIONS OF THE BENEFIT TRUSTS.
- --------------------------------------------------------------------------------
       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.
- --------------------------------------------------------------------------------



 1. Election        2. Proposal                  3. Proposal
  of                 to                           to
  Directors.         ratifyArthur                 approve
 (see                Andersen&                    Restricted
everse)             Co. as                       Stock
                    independent                  Plan for
                    accountants.                 Non-
                                                 Employee
                                                 Directors

                    4. Proposal
                     to amend
                     Restated
                     Articles
                    of
                    Incorporation
                                             ----------------------------------
 For, except vote withheld from the following nominee(s):
 -------------------
 TO WITHHOLD AUTHORITY TO VOTE FOR AN            The signer hereby
 INDIVIDUAL DIRECTOR NOMINEE, MARK ITEM 1       revokes all proxies
 BOX "FOR" AND LIST NOMINEE'S NAME FOR          heretofore given by the
 WHICH AUTHORITY IS WITHHELD; OTHERWISE,        signer to vote at said
 MARK "FOR" TO VOTE FOR ALL NOMINEES OR         meeting or any
 "WITHHELD" TO WITHHOLD AUTHORITY TO VOTE       adjournments thereof.
 FOR ALL NOMINEES.

- ---------------------------------------------  NOTE: Please sign exactly as name appears hereon. Joint
                                                 owners should each sign. When
                                                 signing as attorney,
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such.


                                               --------------------------------
                                               SIGNATURE            DATE

                                               --------------------------------
                                               SIGNATURE            DATE
                                      FOR
                                    WITHHELD
                                      FOR
                                    AGAINST
                                    ABSTAIN
                                      FOR
                                    AGAINST
                                    ABSTAIN